Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

December 18, 2017

Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478

Gentlemen:
We have acted as counsel to Team, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,000,000 additional shares (plus any additional shares of Common Stock (as defined below) that may be issued pursuant to adjustment provisions of the Plan (as defined below)) (the “Shares”) of common stock par value $0.30 per share, of the Company (the “Common Stock”), which may be issued under the Team, Inc. Salary Deferral Plan and Trust, as amended (the “Plan”).
As the basis for the opinion hereinafter expressed, we examined the corporate documents of the Company, including its Amended and Restated Certificate of Incorporation and its Bylaws, each as amended to the date hereof, the Registration Statement, the Plan and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary, to form the basis of the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied on representations and statements made by and certificates of the officers and representatives of the Company and public officials.
Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued pursuant to the provisions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

December 18, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
This opinion is rendered on the date hereof, and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP